Exhibit 23.1

Consent of Independent
Certified Public Accountants

     We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-81801, 333-78125, 333-45542 and 333-10408) pertaining to the Republic Services 401(k) Plan, 1998 Stock Incentive Plan, Republic Services, Inc. Amended and Restated Employee Stock Purchase Plan, and Republic Services, Inc. Amended and Restated Stock Purchase Plan, respectively, of our report dated June 13, 2003, with respect to the financial statements and schedules of the Republic Services 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

ERNST & YOUNG LLP

Fort Lauderdale, Florida,
June 25, 2003

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